As filed with the Securities and Exchange Commission on June 17, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITIZENS, INC.
(Exact name of registrant as specified in its charter)

COLORADO	84-0755371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11815 Alterra Parkway, Floor 15, Austin, TX 78758
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CITIZENS, INC. AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Sheryl Kinlaw
Chief Legal Officer and Secretary
Citizens, Inc.
11815 Alterra Parkway, Floor 15
Austin, Texas 78758
Phone: (512) 879-0890
(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 16, 2026, the shareholders of Citizens, Inc. ("Citizens" or the “Company”) approved the Citizens Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”), which became effective on the same date. The Plan, as approved by the shareholders, increased the number of shares of the Company’s Class A common stock (“Common Stock”) that may be issued under the Plan by 3,000,000. Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Citizens for the purpose of registering the additional 3,000,000 shares of Common Stock that are available for issuance under the Plan.
The 3,000,000 additional shares of Common Stock available for issuance under the Plan registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered for issuance under the Citizens Inc. Omnibus Incentive Plan (the “Original Plan”) pursuant to the following currently effective registration statement: Registration Statement on Form S-8 (Registration No. 333-221913) filed on December 5, 2017 (the “Original Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement are hereby incorporated by reference in and made part of this Registration Statement, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission, are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:
(a)Our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 12, 2026;
(b)The portions of our Definitive Proxy Statement on Schedule 14A, filed on April 30, 2026, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025;
(c)Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 7, 2026;
(d)Our Current Report on Form 8-K filed on March 10, 2026; and
(e)The description of our common stock contained in our Form 8-A filed on July 25, 2002, as amended by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments or reports filed for the purpose of updating the description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

The registrant is a Colorado corporation. Article 109 of Title Seven of the Colorado Revised Statutes ("CRS") allows a Colorado corporation to indemnify its directors and officers against liabilities and expenses incurred for which they are liable if: (i) in their Official Capacities (as defined by this statute), the individual acted in good faith and reasonably believed that the conduct was in the Company's best interest; (ii) in all other cases, the conduct was at least not opposed to the Company’s best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Further, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct stated above, or in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an Official Capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit. Indemnification permitted under such Article is limited to reasonable expenses incurred in connection with the proceeding. A corporation may pay for or reimburse the reasonable expenses incurred under certain circumstances set forth in such Article. The indemnification permitted under Article 109 of the CRS is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

Additionally, the registrant’s Restated and Amended Articles of Incorporation ("Articles") and Amended and Restated Bylaws limit the liability of and provide indemnification of its directors and officers to the fullest extent permitted by Colorado law except where a director shall have breached his or her duty of loyalty to the Company or its shareholders, or shall not have acted in good faith or failing to act shall not have acted in good faith, or shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of the law, or shall have derived an improper personal benefit. The registrant has entered into indemnification agreements with its directors and executive officers in furtherance of the indemnification provisions contained in its Articles and Bylaws. The registrant also maintains an officers’ and directors’ liability insurance policy.

Item 8. Exhibits

The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

4.1
Restated and Amended Articles of Incorporation dated March 4, 2004 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 15, 2004)

4.2	Amended and Restated Bylaws dated June 2, 2021 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed on June 7, 2021)

4.3*	Citizens, Inc. Amended and Restated Omnibus Incentive Plan, as amended and restated as of June 16, 2026

5.1*	Opinion of Sheryl Kinlaw, Chief Legal Officer and Secretary of Citizens, Inc.

23.1*	Consent of Independent Registered Public Accounting Firm - Grant Thornton LLP

23.2*	Consent of Counsel (included in Exhibit 5.1)

24*	Power of Attorney (included on signature page hereof)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 17, 2026.

CITIZENS, INC.

By: /s/ Jon Stenberg ____________________

Jon Stenberg,
Chief Executive Officer and President
(Principal Executive Officer)

By: /s/ Jeffery P. Conklin _____________________

Jeffery P. Conklin,
Chief Financial Officer, Chief Investment Officer and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned directors of Citizens, Inc., hereby appoint Jeffery P. Conklin and Sheryl Kinlaw, as our attorneys-in-fact and agents, with full power to sign for us in our names in the capacities indicated below this registration statement and any and all amendments (including pre-effective and post-effective amendments) thereto, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission and generally do all things in our names and on our behalf in such capacities to enable Citizens, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission in connection with this registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: June 17, 2026

/s/ Jon Stenberg	/s/ Cynthia H. Davis
Jon Stenberg, Chief Executive Officer and President, Director	Cynthia H. Davis, Director, Chair of the Board

/s/ Christopher W. Claus	/s/ Peter M. Carlson
Christopher W. Claus, Director	Peter M. Carlson, Director

/s/ Michael Harwood	/s/ Sean McLaughlin
Michael Harwood, Director	Sean McLaughlin, Director

/s/ Mary Taylor
Mary Taylor, Director